Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836

Sensient Technologies Corporation
Reports Results for the Quarter and Year Ended December 31, 2011

Record Annual Revenue Surpasses $1.4 Billion

EPS Increases 11% to an All-Time High of $2.41

MILWAUKEE—February 7, 2012—Sensient Technologies Corporation (NYSE: SXT) reported record revenue, operating income and earnings per share in 2011.  Consolidated revenue was over $1.43 billion, an increase of 7.7% over 2010 revenue of $1.33 billion.  Diluted earnings per share for the year increased by 11.1%, to $2.41, from $2.17 reported in 2010.  Consolidated operating income reached $190.8 million in 2011.  Excluding the net impact of items discussed below, consolidated operating income was $192.1 million, an increase of 10.0% from the 2010 result of $174.6 million.  Foreign currency translation increased revenue and operating income by approximately 2% and 3%, respectively for the year.

Consolidated revenue for the fourth quarter of 2011 reached $340.4 million, a new fourth quarter high, compared to $339.3 million reported in the same quarter last year.  Diluted earnings per share for the quarter increased 9.6% to 57 cents, also a fourth quarter record and up from the 52 cents reported in the comparable period of 2010.  Foreign currency translation decreased revenue by approximately 1% and operating income by approximately 2% in the quarter.

The results for both the quarter and full year included a pre-tax charge of approximately $4.8 million ($3.7 million after tax, or 7 cents per share) for a cost reduction plan.  This plan was implemented in the fourth quarter to improve the efficiency and profitability of selected operations and primarily consisted of severance payments and related costs.

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Sensient Technologies Corporation	Page 2
Earnings Release – Fourth Quarter and Year Ended December 31, 2011
February 7, 2012

The fourth quarter results included a gain related to the Company’s acquisition of Les Colorants Wackherr do Brasil.  Generally accepted accounting principles required that the Company’s previously held equity interest in Les Colorants Wackherr do Brasil be revalued upon obtaining control of the business.  The revaluation resulted in a pre-tax gain of approximately $3.6 million ($3.6 million after tax, or 7 cents per share).

Cash provided by operating activities in 2011 was $142.9 million, compared to $155.7 million in 2010.  Total debt as of December 31, 2011, was $335.4 million, a decrease of $14.4 million during 2011.  The Company’s debt to total capital ratio improved to 24.2%, from 26.2% on December 31, 2010.

“The Company performed exceptionally well in 2011,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation.  “We achieved record revenue and earnings for the second consecutive year, made substantial investments in our operations, reduced debt and increased the dividend to shareholders.  We continue to see opportunities for growth and I am optimistic about the Company’s future.”

BUSINESS REVIEW

The Color Group reported revenue of $112.8 million in the fourth quarter compared to $113.3 million in the fourth quarter of 2010.  Operating income in the quarter increased 10.6% to $20.3 million over the $18.4 million reported last year.  Foreign currency translation reduced revenue by 2% and operating income by 1% in the fourth quarter.  The operating income growth was primarily driven by our North American operations and our continued focus on the natural color market.  As a result of this strong performance, the fourth quarter operating margin increased 180 basis points over the comparable period in 2010.

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Sensient Technologies Corporation	Page 3
Earnings Release – Fourth Quarter and Year Ended December 31, 2011
February 7, 2012

Annual revenue for the Color Group reached a record $491.9 million in 2011, an increase of 9.9% over the $447.5 million in 2010.  Operating income grew to $90.2 million in 2011, also a record level and up 16.6% from the $77.4 million reported in 2010.  Foreign currency translation increased both revenue and operating income by approximately 3% for the year.  The Color Group’s operating margin increased 100 basis points to 18.3% in 2011.

The Flavors & Fragrances Group reported fourth quarter revenue of $206.3 million compared to the $206.1 million in the same quarter last year.  Operating income for the quarter was $32.2 million, a 9.3% increase over the $29.4 million reported in the comparable period of 2010.  Foreign currency translation reduced both revenue and operating income by approximately 1% in the quarter.  The U.S. flavor businesses drove the solid operating profit growth.

Revenue for the Flavors & Fragrances Group increased 6.4% to a record $860.7 million in 2011, compared to $809.1 million reported in 2010.  Operating income for the year was $130.8 million, also a record level and an increase of 7.3% over the $122.0 million reported last year.  Foreign currency translation increased revenue and operating income by approximately 2% in 2011.

  Corporate & Other, which includes the Company’s operations in Asia Pacific and China, reported revenue of $32.3 million for the fourth quarter, an increase of 4.6% over the $30.8 million reported in the fourth quarter of 2010.  Revenue for the year was $131.8 million, an increase of 16.5% from the $113.2 million reported in 2010.

2012 OUTLOOK

Sensient expects 2012 diluted earnings per share to be within a range of $2.48 to $2.58.

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Sensient Technologies Corporation	Page 4
Earnings Release – Fourth Quarter and Year Ended December 31, 2011
February 7, 2012

CONFERENCE CALL

The Company will host a conference call to discuss its 2011 fourth quarter and full year financial results at 10:00 a.m. CST on Tuesday, February 7, 2012.  To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CST on February 7, 2012, through midnight on February 14, 2012, by calling (404) 537-3406 and referring to conference identification number 42163538.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2010, and quarterly report on Form 10-Q for the quarter ended September 30, 2011. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended December 31,			Twelve Months Ended December 31,

	2011	2010	% Change	2011	2010	% Change

Revenue	$340,358	$339,267	0.3%	$1,430,789	$1,328,180	7.7%

Cost of products sold	232,221	237,091	-2.1%	981,137	919,821	6.7%
Selling and administrative expenses	65,187	61,160	6.6%	258,829	233,782	10.7%

Operating income	42,950	41,016	4.7%	190,823	174,577	9.3%
Interest expense	4,520	4,894		19,439	20,384

Earnings before income taxes	38,430	36,122	6.4%	171,384	154,193	11.1%
Income taxes	9,844	10,347		50,900	47,049

Net earnings	$28,586	$25,775	10.9%	$120,484	$107,144	12.5%

Earnings per common share:
Basic	$0.57	$0.52	9.6%	$2.42	$2.18	11.0%

Diluted	$0.57	$0.52	9.6%	$2.41	$2.17	11.1%

Average common shares outstanding:
Basic	49,814	49,395	0.8%	49,746	49,138	1.2%

Diluted	50,013	49,636	0.8%	49,937	49,424	1.0%

Results by Segment	Three Months Ended December 31,			Twelve Months Ended December 31,

Revenue	2011	2010	% Change	2011	2010	% Change
Flavors & Fragrances	$206,328	$206,100	0.1%	$860,680	$809,053	6.4%
Color	112,843	113,276	-0.4%	491,881	447,461	9.9%
Corporate & Other	32,256	30,834	4.6%	131,835	113,179	16.5%
Intersegment elimination	(11,069)	(10,943)	1.2%	(53,607)	(41,513)	29.1%

Consolidated	$340,358	$339,267	0.3%	$1,430,789	$1,328,180	7.7%

Operating Income

Flavors & Fragrances	$32,164	$29,440	9.3%	$130,849	$121,997	7.3%
Color	20,331	18,380	10.6%	90,217	77,404	16.6%
Corporate & Other	(9,545)	(6,804)	40.3%	(30,243)	(24,824)	21.8%

Consolidated	$42,950	$41,016	4.7%	$190,823	$174,577	9.3%

Impact of 2011 One-Time Items

The Company's 2011 results include a charge related to the Company’s plan to improve the profitability and efficiency of selected operations and a gain related to the revaluation of the Company’s non-controlling interest in an equity investment.

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2011	2010	% Change	2011	2010	% Change

Consolidated operating income as reported	$42,950	$41,016		$190,823	$174,577

Restructuring charges	4,836	-		4,836	-

Gain on revaluation of equity investment	(3,586)	-		(3,586)	-
	$44,200	$41,016	7.8%	$192,073	$174,577	10.0%

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Sensient Technologies Corporation
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
December 31,	2011	2010

Current assets	$706,870	$672,305
Goodwill and intangibles (net)	457,025	458,334
Property, plant and equipment (net)	451,539	432,536
Other assets	38,730	36,093
Total Assets	$1,654,164	$1,599,268

Current liabilities	$207,275	$205,063
Long-term debt	312,422	324,360
Accrued employee and retiree benefits	52,252	52,747
Other liabilities	33,005	33,313
Shareholders' equity	1,049,210	983,785

Total Liabilities and Shareholders' Equity	$1,654,164	$1,599,268

Consolidated Statements of Cash Flows Twelve Months Ended December 31,	2011	2010

Net cash provided by operating activities	$142,877	$155,725

Cash flows from investing activities:
Acquisition of property, plant and equipment	(72,200)	(55,823)
Proceeds from sale of assets	2,076	172
Acquisition of new businesses, net of cash acquired	(3,706)	-
Other investing activities	(207)	528

Net cash used in investing activities	(74,037)	(55,123)

Cash flows from financing activities:
Proceeds from additional borrowings	184,074	139,344
Debt payments	(198,259)	(211,935)
Dividends paid	(41,968)	(39,013)
Proceeds from options exercised and other	3,205	14,063

Net cash used in financing activities	(52,948)	(97,541)

Effect of exchange rate changes on cash and cash equivalents	(7,292)	(1,025)

Net increase in cash and cash equivalents	8,600	2,036
Cash and cash equivalents at beginning of period	14,255	12,219
Cash and cash equivalents at end of period	$22,855	$14,255

Supplemental Information Twelve Months Ended December 31,	2011	2010

Depreciation and amortization	$46,099	$43,423

Dividends per share	$0.84	$0.79